Exhibit 99.1

Diginex successfully completes US$20m capital raise, ahead of Nasdaq Listing

●	Upon a successful listing, Diginex’s crypto exchange EQUOS will be the first with a parent listed on a United States stock exchange
●	Diginex raises more than USD 20 million in a convertible note, upsized from an initial target of USD 15 million
●	8i (Nasdaq: JFK) believes it will exceed minimum USD 15 million trust account commitment

Hong Kong, 8 September, 2020: Diginex Limited, a digital asset financial services company, announced today that it had successfully closed a privately placed Convertible note, raising more than USD 20 million in advance of its planned listing on Nasdaq in September 2020. The investment round was led by several institutions and family offices across Europe and Asia. The capital raised highlights the level of institutional investor interest for both digital assets and the full digital ecosystem offered by Diginex.

In applicable agreements, 8i Enterprises Acquisition Corp, the Nasdaq-listed company (Nasdaq: JFK), agreed to ensure that a minimum USD 15 million will not be redeemed from 8i’s trust account.

Upon expected completion of the business combination at the end of September 2020, the combined company will offer investors the opportunity to participate in the growth of this emerging asset class via the public markets.

Diginex brings together a comprehensive ecosystem of financial services for digital assets, comprising the recently launched cryptocurrency exchange EQUOS.io, digital asset trading technology platform Diginex Access, securitization advisory firm Diginex Capital, digital asset custody provider Digivault and the investment management business Bletchley Park Asset Management.

Richard Byworth, CEO at Diginex, said: “We are delighted to announce our successful raise of more than USD 20 million. This fundraise was an important initiative to ensure we are well capitalized to invest in our core businesses as we embark on our journey to become one of the world’s leading digital asset firms, and the first company to list in the U.S. with a crypto exchange. Importantly, it will help us meet certain listing requirements, paving the way for a successful business combination with 8i on Nasdaq in late September.”

James Tan, CEO of 8i Enterprises Acquisition Corp., said “It is testament to the Diginex team and platform that we were able to see such traction with our investors. We believe that Diginex’s leading position in this rapidly growing and evolving asset class will offer a wide spectrum of investors an opportunity to invest in digital assets through the traditional markets, and therefore is an ideal acquisition for our company. We look forward to our shareholder vote on 15 September 2020 to approve the transaction.”

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Press Contacts:

Heather Dale

Diginex

E: heather.dale@diginex.com

Tel: +852 9274 3312

About Diginex

Diginex is a digital asset financial services and advisory company focused on delivering innovative products, architecture, and infrastructure to foster the mainstream adoption of the digital asset class. The group encompasses cryptocurrency exchange and over-the-counter (OTC) trading operations EQUOS.io, a front-to-back integrated trading platform Diginex Access, market-leading hot and cold custodian Digivault, and funds business Bletchley Park Asset Management. For more information visit: https://www.diginex.com/

Follow Diginex on social media on Twitter @DiginexGlobal, on Facebook @DiginexGlobal, and on LinkedIn. Follow EQUOS.io on social media, on Twitter @EQUOS_io and on LinkedIn.

About 8i Enterprises Acquisition Corp.

8i Enterprises Acquisition Corp. is a British Virgin Islands company incorporated as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Company's efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus on targets located in Asia.

Disclaimer

Disclaimer:

8i Enterprises Acquisition Corp, a British Virgin Islands business company (“JFK”), Diginex Limited, a Singapore public company limited by shares (“Singapore NewCo”), DIGITAL INNOVATIVE LIMITED, a British Virgin Islands business company (“BVI NewCo”), and Diginex Limited, a Hong Kong company (“Diginex”), and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of JFK ordinary shares in respect of the proposed transaction among such persons (the “Business Combination”). Information about JFK’s directors and executive officers and their ownership of JFK’s ordinary shares is set forth in Singapore Newco’s Registration Statement on Form F-4 jointly filed bv Singapore NewCo and JFK pertaining to the Business Combination (the “Form F-4”), filed with the Securities and Exchange Commission (the “SEC”), as modified or supplemented by any Form 4 filed with the SEC since the date of such filing. . These documents can be obtained free of charge from the sources indicated below.

In connection with the Business Combination, Singapore NewCo has filed, and the SEC has declared effective, the Form F-4, which includes and serves as a proxy statement/prospectus for JFK’s shareholders. JFK mailed the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the Business Combination and other proposals set forth in the proxy statement. INVESTORS AND SECURITY HOLDERS OF JFK ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE BUSINESS COMBINATION THAT JFK WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT JFK, SINGAPORE NEWCO, BVI NEWCO, DIGINEX AND THE BUSINESS COMBINATION. The definitive proxy statement/prospectus and other relevant materials in connection with the Business Combination (when they become available), and any other documents filed by JFK with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to 8i Enterprises Acquisition Corp, 6 Eu Tong Sen Street, #08-13 The Central, Singapore.